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                                  Exhibit 10(r)
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           Letter Agreement between the Registrant and G. Robert Lucas

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                                 April 10, 1997



Mr. G. Robert Lucas
13 Edge of Woods
New Albany, OH  43054



Dear Rob:

I am pleased to extend an offer of employment as Sr. Vice President, General Counsel of The Scotts Company, reporting to me. As we have discussed, reporting to you will be the legal department and associated staff.

Base Salary and Executive Incentive Plan
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Your initial annual base salary is $228,000 with a target bonus under the
Executive Incentive Plan of 40% of salary. Your fiscal 1997 bonus will be guaranteed at $38,000, assuming that you commence employment on May 1, 1997 (five months' prorated bonus at 40%). Your fiscal 1998 bonus will be guaranteed at a minimum of $64,000.

Stock Options
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In addition, as a key member of the Executive Team, your initial grant of stock options is 70,000 which will be priced at the closing "asked" price on the day you officially join the company. These stock options will vest 1/3 upon joining the company, 1/3 after your first year, and 1/3 after two years of employment. You will receive a separate option agreement.

Car Allowance
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Scotts provides its executives with a car allowance of $7,000/year (this will be reviewed in 1997). In accordance with IRS regulations, the value of this car allowance will be reflected in your W-2. It is our understanding that you may deduct that part of this value which is for business purposes.

Club Initiation and Membership
------------------------------

Upon acceptance of this agreement, a $50,000 club initiation fee will be paid to you. On an annual basis, up to $7,500 for club membership will be reimbursed to you upon submission of appropriate receipts.
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G. Robert Lucas
April 10, 1997
Page 2



Personal Financial Planning
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Personal financial planning is also provided through Ayco Corporation. The value of this confidential service is similarly added to your W-2. Some or all of this value may be tax deductible.

Termination
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If your employment is terminated by the Company without Cause, as a result of your death or Disability, or as a result of a Change of Control, the Company shall pay you (i) your full base salary at the annual base rate in effect immediately prior to the Date of Termination for a period of twenty-four (24) months after the Date of Termination and (ii) incentive compensation for a period of twenty-four (24) months after the Date of Termination equal to the greater of your target percentage in effect at the Date of Termination or the amount of your last actual bonus. If your employment is terminated during the Company's 1997 fiscal year for any reason which would entitle you to receive the payments provided for in the immediately preceding sentence, the amount of incentive compensation which you shall be deemed to have earned for the purpose of calculating the payments owed to you upon termination shall be the sum of $92,000.

The initial grant of options in the option grant in this offer will continue to vest and you will be allowed to exercise such options following your last termination payment.

Starting Date
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This letter assumes you will take up your new duties May 1, 1997.

Benefit Programs
----------------

You are eligible for inclusion in Scotts comprehensive benefit programs. Specific booklets describing the following benefits are included with this letter: Medical Coverage, Dental Coverage, Profit Sharing, Pension, Excess Benefit Plan, Group Universal Life, Long Term Disability Coverage and Supplemental Long Term Disability Coverage. The Scotts medical plan contains a pre-existing condition clause which does not cover for any condition on which treatment was provided during the three months preceding employment. This restriction becomes inoperative at the earlier of a period of three consecutive months without treatment or 12 months of employment.

This offer is contingent upon satisfactory completion of the mandatory drug screen required of all Scott associates, which can be completed after your arrival.

                          *             *             *
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G. Robert Lucas
April 10, 1997
Page 3



Rob, I and the Company take great pleasure in extending you this offer. Your addition to the company will solidify our team effort to drive the business forward. As a key player in our executive team, all of us at Scotts will extend our resources in support of your efforts. We truly look forward to your joining the Scotts family.

                                   Sincerely,

                                   /s/  Charles M. Berger

                                   Charles M. Berger
                                   Chairman, President and
                                   Chief Executive Officer

/cls

Enclosures


ACCEPTANCE:

    /s/ G. Robert Lucas                             4/10/97
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           G. Robert Lucas                              Date